SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 3, 2006 (February 1, 2006)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts	0-21021	04-3308902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts		01852
(address of principal executive offices)		(Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01.                                        Entry into a Material Definitive Agreement

On February 1, 2006, the Compensation and Personnel Committee of the registrant’s Board of Directors approved an executive officer supplemental bonus plan, which provides for the payment of cash bonuses to the registrant’s executive officers if the registrant attains certain specified increases in annual net income for 2006 as compared to 2005.  Under the plan, each of the executive officers may be paid an additional cash bonus following the conclusion of 2006 equal to a specified percentage of the executive’s base salary for 2006 if the registrant’s net income for the year ended December 31, 2006 has increased as compared to its net income for the year ended December 31, 2005 by a corresponding specified percentage.  The range of cash bonuses that may be paid to the registrant’s executive officers for 2006, reflected as a range of percentages of base salary, and the corresponding percentage increases in net income that the registrant must attain for the year ended December 31, 2006 as compared to the year ended December 31, 2005 in order for the executive officers to receive such cash bonuses, are included as an exhibit to this report.

On February 3, 2006, the registrant also entered into an amendment to that certain Restricted Stock Agreement dated as of September 7, 2005 (the “Agreement”) between the registrant and its executive vice president and chief operating officer, John P. Clancy, Jr. (the “Executive”).  This amendment, a copy of which is included as an exhibit to this report (the “Amendment”), deletes a reference to a certain salary continuation agreement between the registrant’s wholly owned subsidiary, Enterprise Bank and Trust Company (the “Bank”), and the Executive, inasmuch as the Bank and the Executive have not entered into any such salary continuation agreement as of the date of the Amendment.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibits are included with this report:

	Exhibit 10.43	Enterprise Bancorp, Inc. 2006 Executive Officer Supplemental Bonus Plan

	Exhibit 10.44	Amendment No. 1 dated as of February 3, 2006 to Restricted Stock Agreement dated as of September 7, 2005 by and between Enterprise Bancorp, Inc. and John P. Clancy, Jr.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: February 3, 2006	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer